MOJO Organics Inc Marks Five Consecutive Quarters of Revenue Growth

JERSEY CITY, N.J., January 22, 2019 /PRNewswire/ -- MOJO Organics, Inc. (OTC: MOJO) reported its results of operations for the quarter ended December 31, 2018.

Highlights include:

•	Net Revenue increased to $405,741, a 40% increase from the same quarter last year.
•	Operating Margin increased to 50% from 43% for the same quarter last year.
•	Net loss decreased to $145,315 from $188,311 a 23% improvement from the same quarter last year.

Glenn Simpson, Chairman and Chief Executive Officer of MOJO Organics, Inc. said, “We are pleased to report that we ended our 2018 fourth quarter within our expectations. We hit many milestones including strong growth in revenue and operating margin during the quarter. We believe this is significant because the fourth quarter is typically the lowest quarter for revenue in the beverage industry and the most difficult to achieve increased revenue and operating margins in. During the fourth quarter, we increased unit cases sales to 36,600 from 27,400 for the same quarter last year. This was the fifth consecutive quarter of double digit revenue growth and unit case growth.

During the quarter, we focused on increasing sales and gross margin and we achieved significant increases in both during the quarter. We also devoted significant resources to building a better broker network and internal sales capabilities. During the quarter we added to our points of sale and continued to build out our hybrid distribution system in the northeast region of the USA.

We also devoted significant resources to developing new beverages and improving our packaging during the quarter. MOJO Pure Coconut Water + mango juice is expected to launch on Amazon in February 2019 well ahead of our planned launch date of June 2019. In early February, we plan to launch our new product website showcasing new products and our refreshed branding.

Being able to develop and launch new products quickly is a required competence for beverage companies today. In this quarter, we developed three new MOJO branded beverages and one product for our private label business.

For additional information please contact MOJO Organics, Inc. at

201 633 6519 Stock Symbol: MOJO

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.